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                                  EXHIBIT 99.1

                                                               PRESS RELEASE
                                                               Immediate Release

                 Friede Goldman Halter Offshore Asset Sale Final

GULFPORT MS, January 31, 2003 - Friede Goldman Halter, Inc. (OTCBB: FGHLQ) has completed the previous announced sale of substantially all of the assets of its offshore division to ACON Offshore Partners LP and its affiliates (ACON), a Delaware limited partnership. The sale was finalized for a purchase price of approximately $61 million (USD), consisting of cash and the assumption of secured debt.

"We are pleased with the outcome in closing this transaction and we commend the Restructuring Committee of the Board of Directors and the Unsecured Creditors Committee for their efforts," said T. Jay Collins, FGH Chairman and CEO.

Now that the sale of the offshore assets is complete, Friede Goldman Halter intends to concentrate on promulgation of its plan of reorganization. The Company expects to file its plan early in the first quarter of 2003. As previously reported, the company does not expect that existing equity security holders will receive any recovery under the plan.

ACON's new company will operate its acquired assets in Pascagoula, Mississippi and Port Arthur, Texas under the name of Signal International, LLC (Signal). Signal will provide new construction, upgrade and repair of all types of offshore drilling rigs, floating production units, and inland and offshore drilling and derrick barges.

The Signal International management team is headed by Dick Marler, President and CEO. It also includes Ron Schnoor, who will be President of Signal's Mississippi operations, and John Haley, who will serve as President of Signal's Texas operations.

Additionally, Robert Shepherd is named as Executive Vice President for Business Operations and Chris Cunningham will serve as Chief Financial Officer.

Friede Goldman Halter has been advised by ACON Investments that ACON is an international private equity investment firm, which manages investments in the United States, Europe and Latin America. ACON's partnerships typically include sophisticated institutional investors from the U.S., Europe and Latin America. Among its activities, ACON is affiliated with Texas Pacific Group (TPG). TPG manages over $5.7 billion worldwide.

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           For information regarding this or any of our press releases, contact:
                                     Margaret Gambrell, Corporate Communications
                                                 (228) 897-4979  .   www.fgh.com

*Note: This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of The Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Friede Goldman Halter expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by Friede Goldman Halter, Inc. in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Friede Goldman Halter and which are discussed in Friede Goldman Halter's Registration Statement on Form S-3, the 2002 Annual Report on Form 10-K, and subsequent Forms 10-Q. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.